Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR INCREASES QUARTERLY CASH DIVIDEND

MATTHEWS, NC, January 19, 2006 - The Board of Directors of Family Dollar Stores, Inc. (NYSE: FDO) today declared a quarterly cash dividend on the Company’s common stock of $0.105 per share, payable April 15, 2006, to shareholders of record at the close of business on March 15, 2006.  The quarterly cash dividend of $0.105 per share is an increase of 10.5% from the preceding quarterly cash dividend of $0.095 per share.  The dividend increase represents the thirtieth consecutive year that the dividend has been increased.

About Family Dollar Stores, Inc.

With more than 5,900 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States.  Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years.  Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.